Exhibit 99.1

INVESTOR CONTACT:

Kenneth Boerger

Vice President and Treasurer

(419) 325-2279

ken.boerger@libbey.com

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 9, 2014

LIBBEY ANNOUNCES NEW $440 MILLION SENIOR SECURED

CREDIT FACILITY

TOLEDO, OHIO, APRIL 9, 2014—Libbey Inc. (NYSE MKT: LBY) (“Libbey” or “Company”) announced today that its wholly owned subsidiary Libbey Glass Inc. (“Libbey Glass”) has entered into a $440 million senior secured term loan B facility (the “Term Loan B Facility”) with a maturity date of April 9, 2021. The Term Loan B Facility will bear interest at a rate of LIBOR plus 3.00 percent, subject to a LIBOR “floor” of 0.75 percent, and was issued with original issue discount of 0.25 percent.

Libbey Glass used the net proceeds from the Term Loan B Facility, cash on hand and borrowings on its existing revolving credit facility to purchase $360 million in aggregate principal amount of Libbey Glass’ 6.875% Senior Secured Notes due 2020 (the “Existing Notes”) pursuant to its previously announced tender offer (the “Tender Offer”); to redeem the remaining $45.0 million in aggregate principal amount outstanding of the Existing Notes at a redemption price of 103%, plus any applicable accrued and unpaid interest; and to pay related fees and expenses.

Based on current LIBOR rates, Libbey Glass expects the Term Loan B Facility to initially generate savings in excess of $10 million in annual interest expense.

The Company also announced today the execution of an amendment to its existing revolving credit facility. The amendment extends the term of the revolving credit facility to April 9, 2019, reduces the commitment fee rate to 0.25 percent and modifies certain payment restrictions and permitted indebtedness terms.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to,

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any security. No offer, solicitation, purchase or sale was made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The tender offer was made solely pursuant to the Statement and related documents.

About Libbey Inc.

Based in Toledo, Ohio, since 1888, we believe Libbey Inc. is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world. It supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries, and it is the leading manufacturer of tabletop products for the U.S. foodservice industry.

Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is a leading producer of glass tableware in Mexico and Latin America. Its subsidiary located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2013, Libbey Inc.’s net sales totaled $818.8 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business or the economy generally. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 12, 2014. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company’s borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense

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associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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